Exhibit 99.1 - News Release – Fourth fiscal quarter ended September 24, 2017.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports improved financial
performance for fourth quarter and 2017 fiscal year

DAVENPORT, Iowa (December 6, 2017) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported earnings(1) of $3.5 million for its fourth fiscal quarter ended September 24, 2017, or 6 cents per diluted common share. For the same quarter a year ago, earnings totaled $0.7 million, or 1 cent per diluted common share. For the fiscal year, earnings totaled $28.6 million, or 50 cents per diluted common share, compared to $36.0 million, or 64 cents per diluted common share, in the prior year.

"Adjusted EBITDA(2) for the fourth quarter totaled $36.7 million and was down 1.1% from the prior year. This is an improving trend and the best quarterly Adjusted EBITDA performance, as compared to the prior year quarter, in two years," Chief Executive Officer Kevin Mowbray said. "We also maintained our industry-leading margins in both the fourth quarter and fiscal 2017. For the fiscal year, Adjusted EBITDA was $144.6 million, a decline of 6.0% from the prior year."

The analysis of fourth quarter and year-end revenue and cash costs are presented on a same property basis(2) unless otherwise noted.

"Digital advertising revenue increased 6.1% and represented 29.3% of total advertising revenue for the quarter," Mowbray said. "For the fiscal year, digital advertising revenue increased 8.0% and accounted for 27.8% of total advertising revenue, making it our best annual performance in the category since 2014.

"Our pricing and premium content strategies drove a subscription revenue increase of 0.6% in the fourth quarter," Mowbray added. "The past two quarters of positive subscription revenue resulted in the fiscal year subscription revenue being down only 0.6%.

"A soft print advertising environment contributed to overall revenue declines," Mowbray said. "Fourth quarter total revenue was down 6.8%, a performance very close to last quarter and better than the trend from earlier in the year. Total revenue was down 7.1% in fiscal year 2017."

Mowbray also noted the following same-property financial highlights for the quarter and fiscal year:

•
Digital retail advertising, which represented 61% of total digital advertising in the September quarter, grew 7.9% in the quarter and 9.4% for the fiscal year, driven by advertising from local retailers.

•
Total digital revenue, including digital advertising and digital services, totaled $26.7 million for the quarter, an increase of 3.8% over the prior year. Total digital revenue increased 6.7% for the 2017 fiscal year. Monthly page views of Lee mobile, tablet, desktop and app sites averaged 244.2 million, an increase of 11.6% over the prior year quarter.

•	Total advertising and marketing services revenue decreased 10.2% in the quarter.

"Cash costs(2) in the quarter, excluding workforce adjustments and other, were down 8.8% compared to the prior year," said Treasurer and Chief Financial Officer Ron Mayo. "For fiscal 2017, cash costs decreased 7.7%, exceeding guidance from earlier this year of 6.5%. We expect the carryover impact from these cost reductions to positively impact 2018.

"The company continues to aggressively reduce debt," Mayo added. "Debt reduction in the September quarter was $20.1 million and totaled $68.8 million for the fiscal year, resulting in reduced interest expense of $6.7 million, or 10.4%, in the past twelve months."

As of September 24, 2017, the principal amount of debt was $548.4 million, Mayo said. Leverage net of cash was 3.72 times Adjusted EBITDA compared to 3.91 times Adjusted EBITDA one year ago, he added.

FOURTH QUARTER OPERATING RESULTS

Operating revenue for the 13 weeks ended September 24, 2017 totaled $140.2 million, a decrease of 5.4% compared with a year ago. On a same property basis, total operating revenue for the 13 weeks ended September 24, 2017 decreased 6.8%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 10.2% to $77.1 million, with retail advertising down 9.9%, classified down 12.1% and national down 1.2%. Digital advertising and marketing services revenue on a stand-alone basis increased 6.1% to $23.1 million, and digital retail advertising, which represents 61% of total digital advertising, grew 7.9% in the quarter. Digital advertising represents 29.3% of total advertising revenue.

Total digital revenue, including digital advertising and digital services, was $26.7 million for the quarter, up 3.8% compared with a year ago. Mobile, tablet, desktop and app sites, including TNI and MNI(3), attracted monthly average page views of 244.2 million for the 13 weeks ended September 24, 2017, an increase of 11.6% over the prior year.

Subscription revenue increased 0.6% in the current year quarter due to price increases and additional revenue from premium content.

Average daily newspaper circulation, including TNI and MNI and digital subscribers, totaled 0.8 million in the 13 weeks ended September 24, 2017. Sunday circulation totaled 1.1 million.

Operating expenses for the 13 weeks ended September 24, 2017 decreased 9.7%. Cash costs, excluding workforce adjustments and other, decreased 8.8%. Compensation decreased 9.6%, primarily as a result of a reduction in staffing levels and lower self-insured medical costs. Newsprint and ink expense decreased 16.2%, due to lower volumes from unit declines and using lower basis weight newsprint increasing copies printed per ton of newsprint. Other operating expenses decreased 6.9%, primarily driven by lower delivery and other print-related costs offset in part by higher costs associated with growing digital revenue.

Workforce adjustment and other costs totaled $1.2 million in the 2017 quarter compared to $0.2 million in the 2016 quarter.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as workforce adjustments and other in both years, operating income totaled $21.7 million in the current year quarter, compared with $24.2 million a year ago.

In the 13 weeks ended September 24, 2017, interest expense decreased 9.1%, or $1.4 million, due to lower debt balances. The company recognized non-operating income of $0.2 million in the current year quarter compared to non-operating expense of $7.1 million in the same quarter of the prior year due to a change in fair value of stock warrants. Lee recognized $1.4 million of debt refinancing and administrative costs in the current quarter and $1.4 million in the same quarter of the prior year. The vast majority of the debt refinancing and administrative costs represent amortization of refinancing costs paid in 2014.

Income attributable to Lee Enterprises, Incorporated for the quarter totaled $3.2 million, compared with income of $0.4 million a year ago. Adjusted EBITDA for the quarter was $36.7 million.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from warrant fair value adjustments on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	September 24 2017		September 25 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	3,185	0.06	404	0.01
Adjustments:
Warrants fair value adjustment	237		7,115
	237	—	7,115	0.13
Income attributable to Lee Enterprises, Incorporated, as adjusted	3,422	0.06	7,519	0.14
FISCAL YEAR OPERATING RESULTS(4)

Operating revenue for 52 weeks ended September 24, 2017 totaled $566.9 million, a decrease of 7.7% compared with the 52 weeks ended September 25, 2016. On a same property basis, total operating revenue for the 52 weeks ended September 24, 2017 decreased 7.1%. Unless otherwise noted, revenue and operating expense trends below are presented on a same property basis.

Advertising and marketing services revenue combined decreased 10.6% to $328.7 million, retail advertising decreased 10.0%, classified decreased 12.2% and national decreased 8.6%. Digital advertising and marketing services revenue on a stand-alone basis increased 8.0% to $91.9 million. Digital advertising represented 27.8% of total advertising.

Total digital revenue was $106.0 million in 2017, up 6.7% compared to 2016.

Subscription revenue decreased 0.6% in 2017 compared to 2016.

Operating expenses for 2017 decreased 6.8%. Cash costs, excluding workforce adjustments and other, decreased 7.7% compared to 2016. Compensation decreased 8.4% primarily as a result of a decrease in the average number of full-time equivalent employees of 8.5% and lower self-insured medical costs. Newsprint and ink expense decreased 4.7%, due to a reduction in newsprint volume partially offset by higher prices. Other operating expenses decreased 7.4%.

Including equity in earnings of associated companies, depreciation and amortization, gain on sales of assets, curtailment gains, as well as workforce adjustments and other in both years, operating income was $92.5 millions in 2017, compared with $104.0 millions a year ago.

The change in non-operating income (expense) in 2017 compared to 2016 is primarily due to the $30.6 million gain on an insurance settlement in the prior year period. Interest expense decreased 10.4%, or $6.7 million, due to lower debt balances, and we recognized a $1.3 million gain on the extinguishment of debt in the prior year. We also recognized non-operating income of $10.2 million in 2017 compared to non-operating expense of $7.5 million for the change in fair value of stock warrants in the prior year. The fair value of the warrants fluctuates with the market value of our common stock. In the current fiscal year, $4.8 million of debt financing and administrative costs were expensed compared to $5.9 million in the same period a year ago, the majority of which were non-cash expenses. Debt financing and administrative costs are mainly amortization of costs paid as part of our refinancing in 2014.

Income attributable to Lee Enterprises, Incorporated for the year totaled $27.5 million, compared to income of $35.0 million a year ago.

Adjusted EBITDA for the 52 weeks ended September 24, 2017 was $144.6 million, including the impact of acquisition and disposition transactions.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from warrant fair value adjustments and the gain on insurance settlement on income attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			52 Weeks Ended
	September 24 2017		September 25 2016
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	27,481	0.50	34,961	0.64
Adjustments:
Warrants fair value adjustment	(10,181)		7,519
Gain on insurance settlement	—		(30,646)
	(10,181)		(23,127)
Income tax effect of adjustments, net	—		10,726
	(10,181)	(0.18)	(12,401)	(0.23)
Income attributable to Lee Enterprises, Incorporated, as adjusted	17,300	0.31	22,560	0.42

DEBT AND FREE CASH FLOW

Debt was reduced $20.1 million in the quarter and $68.8 million during the fiscal year. As of September 24, 2017 the principal amount of debt was $548.4 million. The principal amount of our debt, net of cash, is 3.72 times our adjusted EBITDA for the past 12 months ended September 24, 2017.

We expect to continue to reduce debt in fiscal 2018.

At September 24, 2017, including $10.6 million in cash and availability under our revolving facility(3), liquidity totaled $44.4 million compared to $30.2 million of required debt principal payments over the next twelve months.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast today at 9 a.m. Central Time. The live webcast will be accessible at www.lee.net and will be available for replay two hours later. Several analysts have been invited to ask questions on the call. Questions from other participants may be submitted by participating in the webcast. The call also may be monitored on a listen-only conference line by dialing (toll free) 866-564-7431 and entering a conference passcode of 340951 at least five minutes before the scheduled start. Participants on the listen-only line will not have the opportunity to ask questions.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, with daily newspapers, rapidly growing digital products and nearly 300 weekly and specialty publications serving 50 markets in 22 states. Year to date, Lee's newspapers have average circulation of 0.8 million daily and 1.2 million Sunday, and estimated to reach almost three million readers in print alone. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are:

•	Our ability to generate cash flows and maintain liquidity sufficient to service our debt;

•	Our ability to comply with the financial covenants in our credit facilities;

•	Our ability to refinance our debt as it comes due;

•	Our ability to manage declining print revenue;

•	That the warrants issued in our refinancing will not be exercised;

•	The impact and duration of adverse conditions in certain aspects of the economy affecting our business;

•	Changes in advertising and subscription demand;

•	Changes in technology that impact our ability to deliver digital advertising;

•	Potential changes in newsprint, other commodities and energy costs;

•	Interest rates;

•	Labor costs;

•	Legislative and regulatory rulings;

•	Our ability to achieve planned expense reductions;

•	Our ability to maintain employee and customer relationships;

•	Our ability to manage increased capital costs;

•	Our ability to maintain our listing status on the NYSE;

•	Competition; and

•	Other risks detailed from time to time in our publicly filed documents.

Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believes”, “expects”, “anticipates”, “intends”, “plans”, “projects”, “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. We do not undertake to publicly update or revise our forward-looking statements, except as required by law.

Contact:
Charles Arms
Director of Communications
IR@lee.net
(563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended				52 Weeks Ended
(Thousands of Dollars, Except Per Share Data)	Sept 24 2017	Sept 25 2016	Percent Change	Same Property	Sept 24 2017	Sept 25 2016	Percent Change	Same Property

Advertising and marketing services:
Retail	49,915	54,339	(8.1)	(9.9)	212,737	238,641	(10.9)	(10.0)
Classified	21,972	24,528	(10.4)	(12.1)	88,429	101,077	(12.5)	(12.2)
National	5,071	5,108	(0.7)	(1.2)	20,049	22,114	(9.3)	(8.6)
Niche publications and other	2,586	2,826	(8.5)	(14.4)	10,145	11,631	(12.8)	(13.9)
Total advertising and marketing services revenue	79,544	86,801	(8.4)	(10.2)	331,360	373,463	(11.3)	(10.6)
Subscription	50,616	49,753	1.7	0.6	191,922	194,002	(1.1)	(0.6)
Digital services	3,618	3,969	(8.8)	(8.5)	14,008	14,240	(1.6)	(1.3)
Commercial printing	1,924	2,884	(33.3)	(34.8)	9,742	12,269	(20.6)	(20.0)
Other	4,510	4,771	(5.5)	(5.7)	19,911	20,390	(2.3)	(2.3)
Total operating revenue	140,212	148,178	(5.4)	(6.8)	566,943	614,364	(7.7)	(7.1)
Operating expenses:
Compensation	50,645	55,019	(7.9)	(9.6)	209,692	229,752	(8.7)	(8.4)
Newsprint and ink	5,688	6,767	(15.9)	(16.2)	24,904	26,110	(4.6)	(4.7)
Other operating expenses	49,647	52,394	(5.2)	(6.9)	199,754	218,726	(8.7)	(7.4)
Workforce adjustments and other	1,150	209	NM	NM	7,523	1,825	NM	NM
Cash costs	107,130	114,389	(6.3)	(7.9)	441,873	476,413	(7.3)	(6.5)
	33,082	33,789	(2.1)	(3.3)	125,070	137,951	(9.3)	(9.4)
Depreciation	3,936	4,316	(8.8)		16,026	17,291	(7.3)
Amortization	6,352	6,373	(0.3)		25,256	26,150	(3.4)
Gain on sales of assets and other, net	111	(1,573)	NM		(3,667)	(3,139)	16.8
Impairment of intangible and other assets	2,517	2,382	5.7		2,517	2,185	15.2
Equity in earnings of associated companies	1,575	1,900	(17.1)		7,609	8,533	(10.8)
Operating income	21,741	24,191	(10.1)		92,547	103,997	(11.0)
Non-operating income (expense):
Interest expense	(13,654)	(15,027)	(9.1)		(57,573)	(64,233)	(10.4)
Debt financing and administrative costs	(1,354)	(1,384)	(2.2)		(4,818)	(5,947)	(19.0)
Gain on insurance settlement	—	—	NM		—	30,646	NM
Other, net	(874)	(7,514)	(88.4)		10,060	(6,268)	NM
	(15,882)	(23,925)	(33.6)		(52,331)	(45,802)	14.3
Income before income taxes	5,859	266	NM		40,216	58,195	(30.9)
Income tax expense	2,358	(395)	NM		11,611	22,176	(47.6)
Net income	3,501	661	NM		28,605	36,019	(20.6)
Net income attributable to non-controlling interests	(316)	(257)	23.0		(1,124)	(1,058)	6.2
Income attributable to Lee Enterprises, Incorporated	3,185	404	NM		27,481	34,961	(21.4)

Earnings per common share:
Basic	0.06	0.01	NM		0.51	0.66	(22.7)
Diluted	0.06	0.01	NM		0.50	0.64	(21.9)

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The table below reconciles the non-GAAP financial performance measure of adjusted EBITDA to net income, its most directly comparable GAAP measure:

	13 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	Sept 24 2017	Sept 25 2016	Sept 24 2017	Sept 25 2016

Net Income	3,501	661	28,605	36,019
Adjusted to exclude
Income tax expense	2,358	(395)	11,611	22,176
Non-operating expenses (income), net	15,882	23,925	52,331	45,802
Equity in earnings of TNI and MNI	(1,575)	(1,900)	(7,609)	(8,533)
Gain on sale of assets and other, net	111	(1,573)	(3,667)	(3,139)
Impairment of intangible and other assets	2,517	2,382	2,517	2,185
Depreciation and amortization	10,288	10,689	41,282	43,441
Workforce adjustments and other	1,150	209	7,523	1,825
Stock compensation	524	592	2,088	2,306
Add:
Ownership share of TNI and MNI EBITDA (50%)	1,985	2,560	9,927	11,705
Adjusted EBITDA	36,741	37,150	144,608	153,787

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	September 24 2017	September 25 2016
Cash	10,621	16,984
Debt (Principal Amount):
1st Lien Term Loan	45,145	101,304
Notes	385,000	385,000
2nd Lien Term Loan	118,240	130,863
	548,385	617,167

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			52 Weeks Ended
(same property, except shares)	Sept 24 2017	Sept 25 2016	Percent Change	Sept 24 2017	Sept 25 2016	Percent Change

Capital expenditures (Thousands of Dollars)	850	1,304	(34.8)	4,078	7,072	(42.3)
Newsprint volume (Tonnes)	9,749	10,841	(10.1)	39,902	45,467	(12.2)
Average full-time equivalent employees	3,437	3,820	(10.0)	3,597	3,930	(8.5)
Average common shares - basic (Thousands of Shares)	54,226	53,264	1.8	53,990	53,198	1.5
Average common shares - diluted (Thousands of Shares)	55,575	55,059	0.9	55,392	54,224	2.2
Shares outstanding at end of period (Thousands of Shares)				56,712	55,771	1.7

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's most recent reports on Form 10-Q and on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is a non-GAAP financial performance measure that enhances financial statement users overall understanding of the operating performance of the Company. The measure isolates unusual, infrequent or non-cash transactions from the operating performance of the business. This allows users to easily compare operating performance among various fiscal periods and how management measures the performance of the business. This measure also provides users with a benchmark that can be used when forecasting future operating performance of the Company that excludes unusual, nonrecurring or one time transactions. Adjusted EBITDA is also a component of the calculation used by stockholders and analysts to determine the value of our business when using the market approach, which applies a market multiple to financial metrics. It is also a measure used to calculate the leverage ratio of the Company, which is a key financial ratio monitored and used by the Company and its investors. Adjusted EBITDA is defined as net income (loss), plus nonoperating expenses, income tax expense (benefit), depreciation, amortization, loss (gain) on sale of assets, impairment charges, workforce adjustment and other costs, stock compensation and our 50% share of EBITDA from TNI and MNI, minus equity in earnings of TNI and MNI and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are non-GAAP financial performance measures that we believe offer a useful metric to evaluate overall performance of the Company by providing financial statement users the operating performance of the Company on a per share basis excluding the impact of changes in the warrant valuation as well as unusual and infrequent transactions. It is defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude the impact of the warrant valuation, unusual matters and those of a substantially non-recurring nature.

•
Cash Costs is a non-GAAP financial performance measure of operating expenses that are settled in cash and is useful to investors in understanding the components of the Company’s cash operating costs. Generally, the Company provides forward-looking guidance of Cash Costs, which can be used by financial statement users to assess the Company's ability to manage and control its operating cost structure. Cash Costs is defined as compensation, newsprint and ink, other operating expenses. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual and infrequent transactions are excluded. Cash Costs are also presented excluding workforce adjustments and other.

•
We also present revenue and certain operating expense trends on a Same Property basis which excludes the operating results of the Daily Herald in Provo, Utah, which was sold in August 2016, a weekly publication purchased in 2017, and the purchase of the Dispatch-Argus on June 30, 2017. Same Property results are useful to investors in understanding the revenue and operating expense trends excluding the impact of changes due to operations no longer owned by the Company.

(3)
The 1st Lien Term Loan is the $250 million first lien term loan and $40 million revolving facility under a First Lien Credit Agreement dated as of March 31, 2014. The Notes are the $400 million senior secured notes pursuant to an indenture dated March 31, 2014. The 2nd Lien Term Loan is the $150 million second lien term loan under the Second Lien Loan Agreement dated as of March 31, 2014. TNI refers to TNI Partners publishing operations in Tucson, AZ. MNI refers to Madison Newspapers, Inc. publishing operations in Madison, WI.

(4)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.